EXHIBIT 10.13
                        _____________

                   Board of Director Fees

The following table sets forth the director fees for 2005 and 2006:

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                                2005             2006
Annual Retainer                 $5,000           $5,000
Board Meetings                  $630 per meeting $670 per meeting
Audit Committee Meetings        $295 per meeting $300 per meeting
All Other Committee Meetings    $190 per meeting $200 per meeting
Chairman's Annual Salary*       $9,700           N/A
Vice Chairman's Annual Salary*  $4,850           $5,000

*These salaries only apply to independent outside directors; this payment will not apply for the Chairman in 2006 as that position is filled by Mark D. Gainer who also serves as President and Chief Executive Officer of Union National Financial Corporation.

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